FOR IMMEDIATE RELEASE                                          EXHIBIT 99.2

                            CONTACT: Day Runner, Inc.
                                     Judy Tucker
                                     Vice President, Business Development
                                     714/680-3500, Ext. 3171

                                     Jenifer Kirtland
                                     Director, Investor Relations
                                     714/680-3500, Ext. 3697


               DAY RUNNER ANNOUNCES CASH TENDER OFFER FOR FILOFAX

      IRVINE, CA, September 24, 1998. Day Runner, Inc. (Nasdaq/DAYR), a marketer of broad-based personal organizing products to broad consumer audiences through retail distribution and the leading producer of paper-based organizers for the U.S. retail market, today announced a cash tender offer for Filofax, a UK-based company traded on the London Stock Exchange. The offer is for (pound)2.00 (approximately US$3.36) per share for a total of approximately US$80.5 million. The offer represents a trailing p/e of 13.3 on earnings from continuing operations and a premium of 42.9% over the September 23rd closing mid-market price, which represented a trailing p/e of 9.3. The offer has not been recommended by Filofax's Board of Directors. The proposed acquisition will be funded by bank debt.

      Filofax is a manufacturer and supplier of stationery products, including Filofax, Lefax and Microfile brand personal organizers. In addition to its core personal organizer business, Filofax markets business forms and high-end pens. Filofax has wholly owned sales subsidiaries in France, Germany, Hong Kong, Scandinavia, the UK and the U.S. and sells primarily through retail distribution channels in each market. Filofax's sales from continuing operations for fiscal 1998 were (pound)37.7 million (approximately US$63.3 million), with 86%, or approximately US$54.6 million, to markets outside the U.S.

      In commenting on the offer, Day Runner chairman Mark Vidovich stated, "We're confident that our solid financial position, management depth and the healthy state of our existing business make this offer a sound and timely move for Day Runner. We believe that the acquisition of an established presence in a number of overseas markets combined with our ability to develop brands and build sales of organizers and other personal organizing products can provide excellent long-term value to our stockholders."

      In discussing the effect of the proposed acquisition on Day Runner's profitability, Mr. Vidovich said, "Filofax's sales are seasonal, with the six months from January through June accounting for only approximately 31% of its fiscal 1998 sales. We do not expect the acquisition to be completed in time to enjoy the benefit of more than a small part of Filofax's current calendar year-end busy season. Therefore, we expect the acquisition to be dilutive for our current fiscal year ending June 30, 1999, but to enhance our earnings for fiscal 2000."

      Commenting on why Day Runner moved forward in the absence of a recommendation from Filofax's Board, Mr. Vidovich stated, "We believe this offer provides Filofax's stockholders with an attractive exit. Filofax's sales have stagnated, growing at a compound annual rate of less than 1% per year since 1996. We believe that the Filofax brand name is gradually becoming devalued and that reinvigorating this brand will take the kind of marketing and product development leadership that Day Runner has shown it is able to provide."

      Filofax's sales from continuing operations for fiscal 1998 declined 0.7% to (pound)37.7 million (approximately US$63.3 million), compared with (pound)37.9 million (approximately US$63.7 million) for fiscal 1997. Excluding a loss on disposal of a discontinued operation, operating income was (pound)6.1 million (approximately US$10.3 million), up 8% from (pound)5.7 million (approximately US$9.6 million) for the prior year, and net income before dividends was (pound)4.3 million (approximately US$7.2 million) for fiscal 1998, up 9% compared with (pound)4.0 million (approximately US$6.6 million) for fiscal 1997.

      Day Runner's sales for the fiscal year ended June 30, 1998 were $167.8 million, up 31.8% from $127.4 million for fiscal 1997. Day Runner reported fiscal 1998 operating income of $25.6 million, up 32.1% from $19.3 million for fiscal 1997 and net income of $15.9 million, up 26.8%. A total of $12.2 million, or 7.3%, of Day Runner's fiscal 1998 sales were to markets outside the U.S.

      As is usual under UK takeover practice, the Offer is subject to an 'acceptance condition' to the effect that Day Runner must acquire not less than 90% of the Filofax shares (or such lesser percentage down to 50% as Day Runner may decide) either through acceptances of the Offer or by purchases outside the Offer. The Offer will be open for acceptance for a minimum of 20 business days, although this period may be extended by Day Runner for up to 60 days in total. The Offer is also subject to anti-trust and other usual conditions that must be satisfied (unless waived by Day Runner) no later than 21 days after the acceptance condition is satisfied. Accordingly, the outcome of the Offer is likely to be determined in Day Runner's fiscal 1999 second quarter ending December 31, 1998.

      With the exception of actual reported financial results and statements of historical fact, the statements made in this news release or other statements that may be made about the transaction, including, without limitation the effect of the acquisition of Filofax on Day Runner's earnings, are forward looking, reflect Day Runner's current expectations and involve certain risks and uncertainties. There can be no assurance that the Company's actual future performance will meet its expectations. As discussed in the Company's fiscal 1997 Annual Report on Form 10-K, the Company's future operating results are difficult to predict and subject to significant fluctuations. Factors that may cause future results to differ materially from the Company's current expectations include, among others: the timing and size of orders from large customers, timing and size of orders for new products, large customers' inventory management, competition, general economic conditions, the health of the retail environment, supply constraints and supplier performance. In addition, unanticipated events and circumstances may render the acquisition of Filofax by Day Runner less beneficial than expected, and the differences may be significant.

      Day Runner is a marketer of personal organizing products to broad-based consumer audiences through retail distribution. The Company is the leading developer, manufacturer and marketer of paper-based organizers for the U.S. retail market and also develops, manufactures and markets a number of related organizing products, including telephone/address books, appointment books, executive accessories, products for children and students, organizing and other wall boards and flexible, laminated wall planners, among others. Day Runner's products are carried by more than 20,000 retail stores across the U.S. and are available in a number of countries in North America, Europe and the Asia-Pacific region.

      This announcement does not constitute an offer or an invitation to purchase any securities, directly or indirectly, in Canada, Australia or Japan. Further, this release is not for distribution in Canada, Australia or Japan.

                                     # # # #

      Day Runner is a registered trademark of Day Runner, Inc. All other trademarks remain the property of their respective companies.